EXHIBIT 99

Investor Inquiries	Media Inquiries
Anne Ireland	Melissa Pagan
Director, Corporate Development	Sr. Manager, Corporate Communications
(847) 968-0200	(847) 371-5067

CDW Achieves Record Second Quarter Financial Results with Earnings Per Share of $0.51 and Sales Exceeding $1.07 Billion

VERNON HILLS, Ill. - July 16, 2003, CDW Corporation (Nasdaq: CDWC) today announced record second quarter earnings per share and sales results. Second quarter earnings per share were $0.51, an increase of 4.1 percent compared with the second quarter of 2002. Sales totaled $1.075 billion, an increase of 1.7 percent versus the prior year quarter.

“We were pleased to see an increase in our sales growth rate as the quarter progressed,” commented John A. Edwardson, chairman and chief executive officer. “Compared with last year, average daily sales for April 2003 declined 0.9 percent, May grew 1.3 percent, and June increased 4.7 percent.”

“We continue to add to our sales force, gain market share, and position ourselves for the future,” said Edwardson. “Our success is the result of our extensive offering of brand name products, our focus on operational excellence, the talent and dedication of our 3,000 coworkers, and our absolute commitment to providing outstanding customer service.”

Second quarter highlights include:

     •  Increased the sales force by more than 11 percent to 1,367 compared with 1,225 a year ago.
     •  Increased public sector revenue by 18.6 percent.
     •  Experienced growth exceeding 10 percent for printer and input device product categories.

CDW’s gross profit margin increased to 14.6 percent this quarter from 13.0 percent in the same period of 2002. This increase is due to CDW’s adoption in January 2003 of a new accounting pronouncement, Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor’s Products).” (See footnote A below for additional information on EITF 02-16.) As a consequence of adopting EITF 02-16, CDW recorded $17.3 million of vendor consideration as a reduction of cost of sales this quarter. Excluding the impact of EITF 02-16, and therefore on a non-GAAP basis, the gross profit margin would have been 12.9 percent this quarter compared with 13.0 percent in the same period of 2002. This change was primarily due to a decrease in Microsoft vendor rebates. The non-GAAP gross profit margin is included to provide a meaningful comparison to prior periods.

Selling and administrative expenses as a percentage of sales increased to 6.4 percent in the second quarter of 2003 from 6.1 percent in the same period of 2002, primarily due to a substantial investment in growing the sales force.

CDW’s operating profit as a percentage of sales was 6.6 percent this quarter compared with 6.7 percent in the prior year period. Adopting EITF 02-16 had no impact on CDW’s operating profit, as the $17.3 million of vendor consideration netted against cost of sales would previously have been netted against advertising expense and selling and administrative expense.

During the second quarter, the Company continued its previously announced 2.5 million share buyback program and purchased 1,250,924 shares of its common stock in the open market at an aggregate purchase price of $50.8 million (approximately $40.61 per share). Since the current program’s inception in July 2002, the Company has purchased a total of approximately 2.4 million shares at an aggregate purchase price of $97.8 million (approximately $41.57 per share).

“CDW’s outstanding business model positions us well for continued success,” said Edwardson. “Our strong financial condition allows us to actively invest for the future.”

Footnote A

On January 1, 2003, CDW adopted a new accounting pronouncement, Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor’s Products).” The income statement classification provisions of EITF 02-16 cover vendor consideration related to agreements entered into or modified after January 1, 2003. This pronouncement requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. CDW provides numerous advertising programs to support vendors, including catalogs, television, radio, Internet, magazine, and newspaper advertising for which the Company receives consideration. Some of these programs relate to multiple vendors, while others are performed on behalf of individual vendors for specific projects.

Forward Looking Statement

Any forward-looking statements contained in this release are based on the Company’s beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company’s business and prospects are discussed in the Company’s filings with the Securities and Exchange Commission.

About CDW

CDW® (Nasdaq: CDWC), ranked No. 381 on the FORTUNE 500, is a leading provider of technology solutions for businesses, government agencies and educational institutions nationwide. CDW is a principal source of technology products and services including top name brands such as APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic. CDW distributes contracts to end users for customized and standardized on-site services supplied directly by providers such as HP Services and Unisys and for training programs provided by firms such as KnowledgeNet and Productivity Point International.

CDW was founded in 1984 as a home-based business and today employs over 3,000 coworkers whose efforts generated net sales of more than $4.2 billion in 2002. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning CDW.com Web site or customized CDW@work™ extranets; custom configured solutions and same day shipping; and pre- and post-sales technical support, with more than 100 factory-trained and A+ certified technicians on staff. Additional information can be found by visiting CDW.com.

A live Web cast of CDW’s management discussion of the second quarter will be available at www.cdw.com/investor and www.streetevents.com. The Web cast will begin today, July 16, 2003 at 5:00 pm EDT. An audio replay of the call will also be available at www.cdw.com/investor and on www.streetevents.com until July 31, 2003. Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at
investorrelations@cdw.com or by telephone at 847-419-8234.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Net sales	$1,075,296	$1,056,820	$2,092,915	$2,059,656
Cost of sales	918,838	919,572	1,789,069	1,792,245

Gross profit	156,458	137,248	303,846	267,411

Selling and administrative expenses	68,760	64,974	137,071	129,210
Net advertising expense	17,213	1,580	27,838	2,313

Income from operations	70,485	70,694	138,937	135,888

Interest income	2,053	2,551	4,098	5,051
Other expense, net	(435)	(431)	(840)	(759)

Income before income taxes	72,103	72,814	142,195	140,180
Income tax provision	28,481	28,761	56,167	55,371

Net income	$43,622	$44,053	$86,028	$84,809

Earnings per share:
Basic	$0.52	$0.51	$1.03	$0.99

Diluted	$0.51	$0.49	$1.00	$0.95

Weighted-average number of
common shares outstanding:
Basic	83,354	85,624	83,659	85,733

Diluted	85,699	89,127	86,120	89,445

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,	June 30,
	2003	2002	2002

Assets

Current assets:
Cash, cash equivalents and marketable securities	$553,148	$504,614	$420,921
Accounts receivable, net of allowance for doubtful
accounts of $9,500, $10,500 and $10,200 respectively	355,150	333,084	356,209
Merchandise inventory	147,511	150,785	153,283
Prepaid income taxes	1,996	-	3,251
Miscellaneous receivables	18,862	14,084	14,107
Deferred income taxes	11,757	11,757	9,040
Prepaid expenses	2,649	4,212	2,513

Total current assets	1,091,073	1,018,536	959,324

Property and equipment, net	62,193	64,088	64,868
Investment in and advances to joint venture	3,240	5,176	6,058
Deferred income taxes and other assets	7,515	7,864	7,487

Total assets	$1,164,021	$1,095,664	$1,037,737

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$141,478	$102,786	$138,714
Accrued expenses and other current liabilities	50,605	68,808	45,785

Total current liabilities	192,083	171,594	184,499

Shareholders' equity:
Total shareholders' equity	971,938	924,070	853,238

Total liabilities and shareholders' equity	$1,164,021	$1,095,664	$1,037,737

CDW CORPORATION AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(in thousands)

	Three Months Ended June 30, 2003

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$817,607	$257,689	$-	$1,075,296
Transfers between segments	244,222	-	(244,222)	-

Total net sales	$1,061,829	$257,689	$(244,222)	$1,075,296

Income from operations	$63,735	$6,750	$-	$70,485

Net interest income and
other expense				1,618

Income before income taxes				$72,103

Total assets	$1,097,599	$95,625	$(29,203)	$1,164,021

	Three Months Ended June 30, 2002

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$839,539	$217,281	$-	$1,056,820
Transfers between segments	210,634	-	(210,634)	-

Total net sales	$1,050,173	$217,281	$(210,634)	$1,056,820

Income from operations	$66,550	$4,144	$-	$70,694

Net interest income and
other expense				2,120

Income before income taxes				$72,814

Total assets	$986,182	$121,054	$(69,499)	$1,037,737

CDW CORPORATION AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(in thousands)

	Six Months Ended June 30, 2003

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$1,651,773	$441,142	$-	$2,092,915
Transfers between segments	419,155	-	(419,155)	-

Total net sales	$2,070,928	$441,142	$(419,155)	$2,092,915

Income from operations	$129,106	$9,831	$-	$138,937

Net interest income and
other expense				3,258

Income before income taxes				$142,195

Total assets	$1,097,599	$95,625	$(29,203)	$1,164,021

	Six Months Ended June 30, 2002

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$1,684,194	$375,462	$-	$2,059,656
Transfers between segments	361,058	-	(361,058)	-

Total net sales	$2,045,252	$375,462	$(361,058)	$2,059,656

Income from operations	$128,947	$6,941	$-	$135,888

Net interest income and
other expense				4,292

Income before income taxes				$140,180

Total assets	$986,182	$121,054	$(69,499)	$1,037,737

CDW CORPORATION AND SUBSIDIARIES
OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Commercial customers served (1):
Current quarter	176,393	174,276	251,254	250,717
Trailing 12 months	361,200	363,282	361,200	363,282
% of sales to commercial customers	98.1%	97.5%	97.9%	97.1%
Number of invoices processed	1,262,218	1,215,415	2,547,067	2,464,068
Average invoice size	$911	$947	$880	$906
Direct web sales (000's)	$242,193	$202,129	$474,333	$390,308
Sales force, end of period	1,367	1,225	1,367	1,225
Annualized inventory turnover	26	25	24	26
Accounts receivable - days sales outstanding	30	31	31	31

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.